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                                                                   Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion in this Registration Statement on Form S-4 of Peter Kiewit Sons', Inc. and United Metro Materials, Inc. of our reports dated March 18, 1999, except as to Note 2, Reclassifications, as to which the date is February 11, 2000, relating to the consolidated financial statements and financial statement schedule of Peter Kiewit Sons', Inc. as of December 26, 1998 and December 27, 1997 and for the three year period ended December 26, 1998 and our reports dated February 11, 2000 relating to the consolidated financial statements and financial statement schedule of Kiewit Materials Company which appear in such Registration Statement. We also consent to reference to us under the heading "Experts" in such Registration Statement.



PricewaterhouseCoopers LLP

Omaha, Nebraska
February 18, 2000